Schedule A

Dated September 1, 2023

To The

Expense Limitation Agreement

Dated January 25, 2013

Between

Touchstone Funds Group Trust and Touchstone Advisors, Inc.

		Operating
Fund	Class	Expense Limit	Termination Date

Touchstone Active Bond Fund	A	0.83%
	C	1.56%	January 29, 2024
	Y	0.58%

	Institutional	0.50%
Touchstone Ares Credit Opportunities	A	1.03%
Fund
	C	1.43%	January 29, 2024
	Y	0.83%

	Institutional	0.73%
Touchstone Dividend Equity Fund	A	0.99%
	C	1.69%
	Y	0.77%	January 29, 2024
	Institutional	0.67%
	R6	0.65%
Touchstone High Yield Fund	A	1.05%
	C	1.80%	January 29, 2024
	Y	0.80%

	Institutional	0.72%
Touchstone Impact Bond Fund	A	0.76%
	C	1.51%
	Y	0.51%	January 29, 2024
	Institutional	0.41%
	R6	0.37%
Touchstone Mid Cap Fund	A	1.21%
	C	1.96%
	Y	0.96%	January 29, 2024
	Institutional	0.89%

	Z	1.21%
	R6	0.79%
Touchstone Mid Cap Value Fund	A	1.22%
	C	1.97%	January 29, 2024

	Y	0.97%
	Institutional	0.84%

Touchstone Sands Capital
International Growth Equity Fund	A	1.17%
(formerly the Touchstone International

ESG Equity Fund)
	C	1.95%	September 29, 2024
	Y	0.90%
	Institutional	0.86%
	R6	0.82%
Touchstone Sands Capital Select	A	1.13%
Growth Fund
	C	1.74%
	Y	0.90%	January 29, 2024
	Z	1.14%

	Institutional	0.78%
	R6	0.72%
Touchstone Small Cap Fund	A	1.24%
	C	1.99%	January 29, 2024
	Y	0.99%

	Institutional	0.91%
Touchstone Small Cap Value Fund	A	1.38%
	C	2.13%	January 29, 2024
	Y	1.13%

	Institutional	0.98%
Touchstone Ultra Short Duration Fixed	A	0.65%
Income Fund
	C	1.15%
	Y	0.40%	September 29, 2024
	Z	0.65%

	S	0.90%
	Institutional	0.35%

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE FUNDS GROUP TRUST

By: /s/Terrie A. Wiedenheft

Terrie A. Wiedenheft

Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By: /s/E. Blake Moore Jr.

E. Blake Moore Jr.

President and Chief Executive Officer

By: /s/Terrie A. Wiedenheft

Terrie A. Wiedenheft

Chief Financial Officer